Exhibit 10.24

Certain identified information has been marked in the exhibit because it is both (i) not material and

(ii) would likely cause competitive harm to the Company, if publicly disclosed.

Double asterisks denote omissions.

Amendment No. 1 to Agreement

(“Amendment No. 1”)

Amendment No. 1 Effective Date:	December 9, 2019

Name of Original Agreement:	Research Collaboration and License Agreement (the “Original Agreement,” and together with previous amendments, if any, as described below, the “Agreement”)

Effective Date of Original Agreement:	December 22, 2017 (“Effective Date”)

Parties:	Pfizer Inc. (“Pfizer”) and Arvinas Operations, Inc., f/k/a Arvinas, Inc. (“Arvinas”)

Dates of Previous Amendment(s):	None

WHEREAS, as of September 24, 2018, Arvinas, Inc. has changed its name to Arvinas Operations, Inc.; and

WHEREAS, the Parties have been collaborating since December 22, 2017 in accordance with the Agreement and the Parties acknowledge and agree that, prior to the Amendment No. 1 Effective Date, Research Plans were commenced for the Targets [**], of which the Research Plan for [**] is ongoing, the Research Plan for [**] has been terminated and the Research Plan for [**] shall be terminated pursuant to this Amendment No. 1; and

WHEREAS, Arvinas has incurred expenses of $[**] USD beyond the milestone payments made to date by Pfizer pursuant to Section 5.4 related to the prosecution of the Research Program for [**] under the Agreement and Pfizer has agreed to reimburse $[**] USD of such expenses as set forth below; and

WHEREAS, in consideration of the above, the Parties hereto desire to amend, among other things, certain terms of the Agreement including: (i) the definition of Initial Targets, (ii) the period of time to Initiate under the Research Plan for certain Targets, (iii) the Research Program phase where a Target Substitution may occur, and (iv) reporting obligations to provide for monthly financial reports to track Research Program expenses.

NOW, THEREFORE, in order to accommodate the desired amendment(s), the Parties hereby agree as follows:

1.	Defined Terms. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement.

2.	Amendment(s) to the Agreement.
2.1.	Section 1.40 of the Agreement is hereby deleted in its entirety and replaced with the following:

““Initial Target” shall mean any of [**].”

2.2.	Section 2.6.3 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Reports.  (i) Within [**] following the end of each Calendar Quarter during the Research Program Term, Arvinas shall provide to Pfizer a written progress report in English which shall summarize the work performed to date on the Research Program and evaluate the work performed in relation to the goals of the Research Program, and (ii) provide monthly good faith, non-binding, financial forecasts to Pfizer which track Arvinas’ Research Program expenses incurred and projected spend for at least the next quarter, on a Target-by-Target basis.  For avoidance of doubt, such financial forecasts are for Pfizer’s informational purposes only and Arvinas shall be responsible for all Research Program expenses incurred and projected unless and until, pursuant to Section 5.2.1, the Parties agree in writing to amend the Research Plan to include Additional Work, after which Pfizer will pay for Arvinas’ expenses in connection with said Additional Work as set forth in the Budget. Arvinas shall provide such other written reports as may be required by the Research Program or reasonably requested by Pfizer relating to the progress of the goals or performance of the Research Program.”

2.3.	Section 2.8 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Research Program Term.  Except as otherwise provided herein, the term of the Research Program (“Research Program Term”) shall commence on the Effective Date and, unless otherwise terminated in accordance with the terms of this Agreement, shall continue until completion of the last to be completed or terminated Research Plan.  Pfizer agrees that, from and after the Amendment No. 1 Effective Date, except as otherwise provided herein, it shall (i) Initiate the first Stage of the Research Plan for [**] of the Initial Targets identified in Section 1.40(iv) or (v) (or its Substitute Target, as applicable) within [**] from the Effective Date, and (ii) for each additional Initial Target identified in Section 1.40(iii), (iv) or (v) that remains a Target hereunder (or its Substitute Target, as applicable), Initiate the first Stage of the Research Plan within [**] of the Effective Date.  For any Substitute Target that becomes and remains a Target hereunder after the Initiation of any Stage of the Research Program with respect to the Target for which it is a Substitute Target, Pfizer shall Initiate the first Stage of the Research Plan within [**] of the relevant Target Substitution Notice issued pursuant to Section 3.5, provided that this sentence shall not operate to delay the timing required for Initiation of any first Stage of the Research Plan as set forth in the previous sentence.  If any Research Plan is not Initiated within the relevant time period through no fault of Arvinas, Arvinas shall have no obligation to conduct the relevant portion of the Research Program.”

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2.4.	Section 3.5 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Subject to Section 2.3.6 and the remainder of this Section 3.5, at any time prior to the [**] with respect to a given Initial Target or its applicable Substitute Target, Pfizer may, through written notice to Arvinas, replace such Target as further provided below. In Pfizer’s written notice, Pfizer will provide the Initial Target or its applicable Substitute Target to be replaced and will propose a potential Substitute Target (the “Target Substitution Notice”).  Arvinas will notify Pfizer in writing within [**] after the delivery of the Target Substitution Notice if the proposed Substitute Target is an Excluded Target.  Otherwise, such proposed Substitute Target shall be deemed accepted by Arvinas.  Provided that the proposed Substitute Target is accepted as provided above, such Substitute Target shall become a Target for all purposes under this Agreement and the replaced Initial Target or prior Substitute Target, as applicable, shall cease to be a Target for all purposes under this Agreement.  [**].  The Parties shall agree on the Research Plan for each Substitute Target that becomes a Target promptly following issuance of the relevant Target Substitution Notice, which Research Plan shall be substantially similar to the completed Research Plans attached to this Agreement as of the Effective Date, unless otherwise agreed in writing by the Parties.”

2.5.	Section 2.2.4 of the Agreement is hereby deleted in its entirety and replaced with the following:

“[**].”

2.6.	Section 2.2.5 of the Agreement is hereby deleted in its entirety and replaced with the following:

“[**].”

2.7.	A new Section 2.2.6 is hereby added to the Agreement and shall read as follows:

“Notwithstanding any other provision of this Agreement or any relevant Research Plan, provided that Arvinas has synthesized and tested at least [**] PROTACs under the relevant Research Plan with respect to any Pre-Exploratory Phase Stage, or at least [**] PROTACs under the relevant Research Plan with respect to any Exploratory Phase Stage, the Parties agree that once Arvinas’ [**] for a given Target and Stage of the Research Program exceed the applicable milestone payment for such Stage due pursuant to Section 5.4, or for a given Target and agreed Additional Work exceed the mutually agreed Budget, Arvinas shall be entitled to suspend its activities under the Research Program for such Target, and shall provide all existing Deliverables to Pfizer as provided in Section 2.3 or 3.2, as applicable, as if such Stage or Additional Work had been completed.  In such event, Arvinas shall not be required to conduct any further activities under the applicable Research Plan for such Target following provision of all relevant Deliverables to Pfizer as described above unless and until Pfizer, in its sole discretion, elects to advance the Research Program for such Target to the next Stage in accordance with Section 2.3, or

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unless Additional Work and a Budget therefor is agreed in writing by the Parties in accordance with Section 5.2.1, or unless the Parties have agreed in writing to conduct an Additional Stage in accordance with Sections 3.2 and 5.2.2.  For clarity, in no event shall Pfizer be required to pay for any Additional Work or Additional Stage other than as set forth in an amended Research Plan and Budget agreed in writing by the Parties.”

2.8.	Section 2.3.6 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Any permitted substitution for the relevant Target that is desired by Pfizer must be made before termination of Pfizer’s rights pursuant to this Section 2.3 to the Initial Target (or its Substitute Target, as applicable) for which substitution is to be made.”

2.9.	A new Section 2.3.7 is hereby added to the Agreement and shall read as follows:

“Notwithstanding its listing as an Initial Target in Amendment No. 1, or any reference thereto in this Agreement, as amended by Amendment No. 1, the Parties agree that, on the day following the Amendment No. 1 Effective Date, [**] shall cease to be a Target for all purposes under this Agreement unless otherwise thereafter expressly agreed in writing by the Parties, and the Research Plan with respect thereto shall be deemed terminated as of such date.”

2.10.	The first sentence of Section 2.10 of the Agreement is hereby deleted in its entirety and replaced with the following (with amended language show in italics):

“During the term of this Agreement, for so long as a Target is included in a license granted under this Agreement, and excluding the activities being conducted under the Research Program, Arvinas and its Affiliates shall not, either directly or indirectly (including on behalf of a Third Party), (i) conduct or agree to conduct any activities with respect to the Development or Commercialization of any pharmacologically-active agent whose primary mechanism of action is, by design, directed to such Target, or (ii) grant any license or covenant not to sue or other right to any Third Party with respect to the conduct of any such activities excepting when the license or covenant not to sue or other right is to an improvement to Arvinas Technology that has been solely invented by said Third Party, its Affiliates or another party acting on its behalf.”

2.11.	Sections 2.3.4 and 3.7 of the Agreement are hereby amended by replacing any reference to Section 5.3 contained therein with a reference to Section 5.4.

2.12.	Schedule 1.33 of the Agreement is hereby deleted in its entirety and replaced with the updated Schedule 1.33 attached to this Amendment No. 1.

2.13.

Notwithstanding Section 5.4 of the Agreement, the payment due under such Section 5.4 upon the [**] for a Target under Section 2.8(i) of the Agreement (which shall be made as required therein) shall be paid on or before [**], and the Parties shall cooperate as reasonably required to ensure that the corresponding invoice is issued and paid on or before such date.

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2.14.

In partial consideration of the amendments set forth herein, Pfizer has agreed to pay to Arvinas $[**] USD.  Arvinas will invoice Pfizer for such amount in accordance with Section 5.8 of the Agreement, referencing a Pfizer Purchase Order number provided by Pfizer, and payment for such invoice shall be due as set forth therein.

3.

Ratification of the Agreement.  Except as expressly set forth in Article 2 above, the Agreement shall remain unmodified and in full force and effect.  The execution, delivery and effectiveness of this Amendment No. 1 shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the parties to the Agreement, nor constitute a waiver of any provision of the Agreement.

4.

Counterparts. This Amendment No. 1 may be executed in any number of counterparts, each of which shall be an original instrument and all of which, when taken together, shall constitute one and the same agreement.

SIGNATURES IMMEDIATELY FOLLOWING ON NEXT PAGE

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IN WITNESS WHEREOF, the duly authorized representatives of Pfizer and Arvinas have executed this Amendment No. 1 as of the date first above written.

Arvinas Operations, Inc.		Pfizer Inc.

By:	/s/ Sean Cassidy	By:	/s/ Charlotte Allerton

Print Name:	Sean Cassidy	Print Name:	Charlotte Allerton

Title:	CFO	Title:	SVP, Head Medicine Design

	(Duly authorized)		(Duly authorized)

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